Exhibit 99.1

       Midas Reports First Quarter Earnings of $0.16 Per Share


    ITASCA, Ill.--(BUSINESS WIRE)--May 5, 2005--Midas, Inc. (NYSE:
MDS) reported net income of $2.6 million--or $0.16 per diluted share--for the first quarter ended April 2, 2005, compared to a net loss of $2.6 million last year--or $0.16 per diluted share.
    The first quarter of 2005 includes a $0.03 per share gain on the sale of assets, while the prior year includes a $0.18 per share loss on the early extinguishment of debt. Excluding these items in both years results in net income of $0.13 per diluted share in 2005 versus $0.02 per diluted share in 2004.
    "Our first quarter profits reflect the continuing momentum in retail sales and the increasing financial strength of the company," said Alan D. Feldman, Midas' president and chief executive officer. "Our customers are responding well to our 'Trust the Midas Touch' marketing campaign and the addition of tires and maintenance services in our shops."
    First quarter comparable shop sales increased 3.6 percent in the company's 1,800 North American shops. Retail sales in comparable U. S. shops were up 4.2 percent, the eighth consecutive quarter of increases.
    During the quarter, Midas reduced its bank debt by $9.5 million to $59.5 million. As a result of its reduced debt level and the lower interest rates from a March 2004 debt refinancing, the company benefited from a 50 percent reduction in interest expense to $2.5 million in the first quarter, down from $5.1 million last year.

    2005 First Quarter Results

    Sales and revenues for the first quarter were $49.5 million, up
5.5 percent from $46.9 million in 2004.
    Royalties and license fees were $15.5 million for the first quarter, up from $14.5 million in the previous year. Real estate revenues were $9.0 million, compared to $9.1 million in 2004.
    Retail sales at Midas' company-operated shops were $9.1 million, up from $8.6 million in 2004, resulting from a 7.0 percent increase in comparable shop sales. The company currently operates 70 shops after re-franchising four shops in Florida and two shops in Colorado, and adding three Chicago shops during the quarter.
    Replacement part sales and product royalties were $15.2 million in the quarter, up from $14.1 million last year, primarily as a result of increased sales of Bridgestone/Firestone tires to franchisees.
    Selling, general and administrative (SG & A) expenses were $22.5 million for the quarter, compared to $22.0 million in 2004.
    Operating income for the first quarter was $5.7 million, up from $5.3 million last year. The company recorded a special charge of $0.1 million in the first quarter of 2005 related to the wind-up of the company's Canadian hourly pension plan for its former distribution business.
    Midas recorded income tax expense of $1.7 million for the quarter, although the company does not expect to pay a significant amount of income tax until the end of the decade because of net operating loss carry forwards of approximately $110 million generated in prior years.
    During the quarter, Midas sold the assets of Huth, Inc., a manufacturer of exhaust pipe bending equipment in Hartford, Wisc., and an exhaust product warehouse in Chicago. Those sales generated $7.4 million in net proceeds, all of which was used to retire bank debt. The sale of Huth generated a gain of $0.8 million that is shown as a gain on sale of assets. The sale of the Chicago warehouse generated a gain of $4.5 million that will be recognized as a gain on sale of assets over the course of the leaseback period of the facility.
    In a press release earlier today, Midas announced an agreement confirming AutoZone (NYSE: AZO) as the exclusively endorsed supplier of Arvin brand exhaust products to more than 1,600 Midas shops in the
U. S. The exhaust products will be supplied by ArvinMeritor (NYSE:
ARM) and will replace Midas-brand products currently manufactured by Midas at its plant in Hartford, Wisc., and sold to Midas shops by AutoZone.
    Under a separate agreement, ArvinMeritor will purchase certain IPC-brand exhaust assets from Midas.
    Midas expects to close its Hartford plant and an exhaust warehouse in Chicago by the end of the year.
    The company purchased 58,367 shares of its common stock during the quarter as part of a $25 million share repurchase program announced last November.
    "As the company completes the exit from exhaust manufacturing, Midas will focus all its resources and efforts on growing the profitable franchise retail and real estate business," Feldman said.
    Feldman reaffirmed the company's previous guidance of 2005 revenues of approximately $200 million including approximately $32 million related to exhaust manufacturing and distribution, gross margin of 56 to 58 percent and capital spending of $2.5 to $3.5 million. Excluding losses related to manufacturing and the special charge that will result from the exit, the company expects operating income of between $24 and $26 million. The company will update guidance once the exhaust transition timeline is established.
    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2004 annual report of Form 10-K.



                              MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
             (In millions, except for earnings per share)
                              (Unaudited)



                                                  For the quarter
                                                ended fiscal March
                                             -------------------------
                                                2005         2004
                                             ------------ ------------
                                              (13 Weeks)   (13 Weeks)

Sales and revenues:
  Franchise royalties and license fees             $15.5        $14.5
  Real estate revenues                               9.0          9.1
  Company-operated shop retail sales                 9.1          8.6
  Replacement part sales and product
   royalties                                        15.2         14.1
  Other                                              0.7          0.6
                                             ------------ ------------
      Total sales and revenues                      49.5         46.9
                                             ------------ ------------
Cost of sales and revenues:
  Real estate cost of revenues                       5.6          5.5
  Company-operated shop cost of sales                2.1          1.5
  Replacement part cost of sales                    11.7         10.5
  Warranty expense                                   1.8          2.1
                                             ------------ ------------
      Total cost of sales and revenues              21.2         19.6
                                             ------------ ------------

      Gross profit                                  28.3         27.3

Selling, general, and administrative
 expenses                                           22.5         22.0
Business transformation charges                      0.1           --
                                             ------------ ------------

      Operating income                               5.7          5.3

Interest expense                                   ( 2.5)       ( 5.1)
Loss on early extinguishment of debt                  --        ( 4.7)
Gain on sale of assets                               0.8           --
Other income, net                                    0.3          0.3
                                             ------------ ------------

      Income (loss) before income taxes              4.3        ( 4.2)
Income tax expense (benefit)                         1.7        ( 1.6)
                                             ------------ ------------

      Net income (loss)                             $2.6       $( 2.6)
                                             ============ ============

Earnings (loss) per share:
  Basic                                            $0.16      $( 0.16)
                                             ============ ============
  Diluted                                          $0.16      $( 0.16)
                                             ============ ============
Average number of shares:
  Common shares outstanding                         15.7         15.3
  Common stock warrants                              0.1          0.3
                                             ------------ ------------
  Shares applicable to basic earnings               15.8         15.6
  Equivalent shares on outstanding stock
   awards                                            0.6           --
                                             ------------ ------------
  Shares applicable to diluted earnings             16.4         15.6
                                             ============ ============



Capital expenditures                                $0.6         $0.3
                                             ============ ============




                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)




                                                  Fiscal      Fiscal
                                                  March      December
                                                   2005        2004
                                                -----------  ---------
                                                (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                           $1.1      $0.9
   Receivables, net                                    37.7      33.4
   Inventories, net                                    12.1      12.2
   Deferred income taxes                                9.5       9.0
   Other current assets                                 5.5       6.8
                                                    --------  --------
      Total current assets                             65.9      62.3
Property and equipment, net                           114.0     117.4
Deferred income taxes                                  59.6      60.3
Other assets                                           12.8      10.1
                                                    --------  --------
      Total assets                                   $252.3    $250.1
                                                    ========  ========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations            $7.9      $7.9
   Accounts payable                                    17.1      16.1
   Accrued expenses                                    38.9      32.5
                                                    --------  --------
      Total current liabilities                        63.9      56.5
Long-term debt                                         53.5      63.0
Obligations under capital leases                        4.8       5.1
Finance lease obligation                               36.5      36.7
Accrued warranty                                       31.9      32.1
Other liabilities                                       8.3       7.8
                                                    --------  --------
      Total liabilities                               198.9     201.2
                                                    --------  --------

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million and 17.6
  million shares issued) and paid-in capital           20.8      21.4
   Treasury stock, at cost (1.7 million shares
    and 1.8 million shares)                           (39.1)    (41.2)
   Unamortized restricted stock awards                 (1.8)     (2.2)
   Retained income                                     81.5      78.9
   Cumulative other comprehensive loss                 (8.0)     (8.0)
                                                    --------  --------
      Total shareholders' equity                       53.4      48.9
                                                    --------  --------
      Total liabilities and shareholders'
       equity                                        $252.3    $250.1
                                                    ========  ========


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com